UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 25, 2011

TOWER BANCORP, INC.

(Exact name of registrant as specified in its charter)

Pennsylvania

(State or other jurisdiction of incorporation)

001-34277	25-1445946
(Commission file number)	(IRS employer ID)

112 Market Street, Harrisburg, Pennsylvania	17101
(Address of principal executive office)	(Zip Code)

Registrant’s telephone number, including area code – (717) 231-2700

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Tower Bancorp, Inc. (“Tower”) announced that Mark Merrill, Executive Vice President and Chief Financial Officer of Tower and its subsidiary, Graystone Tower Bank, will take a medical leave of absence from his role, effective January 25, 2011. John Finley has been appointed acting Chief Financial Officer of Tower and Chief Financial Officer of Graystone Tower Bank.

Mr. Finley, 51, has over 30 years of professional experience spanning commercial banking, public accounting, public finance and executive leadership. From June 2007 until the present, he has served as Senior Vice President and Director of Finance of Graystone Tower Bank, with primary responsibility for strategic financial planning, financial forecasting, and management of the Bank’s investment portfolio and asset liability / interest rate risk management processes. Prior to joining Graystone Tower Bank, Mr. Finley served as a Manager with the Senior Living Services Consulting Practice of Parente Randolph, LLC, from 2005 to 2007.

Mr. Finley also has over ten years of experience in public finance, including serving as a Vice President with the public finance group at Legg Mason Wood Walker, Inc. and as a Vice President with a Pennsylvania-based financial advisory firm with a principal focus in public finance and municipal bond offerings. Mr. Finley also previously served for seven years as Chief Financial Officer, and, later, Chief Operating Officer, of Messiah Village, a senior living facility located in Central Pennsylvania.

Mr. Finley holds the professional license of Certified Public Accountant and the professional designation of Certified Management Accountant. He holds a Bachelor of Science degree in Accounting from Messiah College and a Masters in Business Administration from Shippensburg University of Pennsylvania.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

TOWER BANCORP, INC.
(Registrant)

Date: January 25, 2011	By:	/s/ Andrew S. Samuel
Andrew S. Samuel
Chief Executive Officer